SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Stoneridge, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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STONERIDGE, INC.

9400 East Market Street

Warren, Ohio 44484

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

We will hold our 2012 Annual Meeting of Shareholders on Monday, May 7, 2012, at 11:00 a.m. Eastern Time, at the Cleveland Airport Marriott Hotel, 4277 West 150th Street, Cleveland, Ohio 44135.

The purpose of the Annual Meeting is to consider and vote on the following matters:

1.	Election of seven directors, each for a term of one year;

2.	Ratification of the appointment of Ernst & Young LLP;

3.	An advisory vote on executive compensation; and

4.	Any other matters properly brought before the meeting.

Only shareholders of record at the close of business on April 5, 2012, are entitled to notice of and to vote at the meeting or any adjournment thereof. Shareholders are urged to complete, sign and date the enclosed proxy and return it in the enclosed envelope or to vote by telephone or Internet.

By order of the Board of Directors,

ROBERT M. LOESCH,
Secretary

Dated: April 11, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2012:

This Proxy Statement and the Company’s 2011 Annual Report to Shareholders are also available at www.edocumentview.com/sri.

YOUR VOTE IS IMPORTANT.

PLEASE SUBMIT YOUR PROXY BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD

OR PROVIDE YOUR VOTE BY TELEPHONE OR INTERNET.

STONERIDGE, INC.

PROXY STATEMENT

The Board of Directors (the “Board”) of Stoneridge, Inc. (the “Company”) is sending you this Proxy Statement to ask for your vote as a Stoneridge shareholder on certain matters to be voted on at our Annual Meeting of Shareholders to be held on Monday, May 7, 2012, at 11:00 a.m. Eastern Time, at the Cleveland Airport Marriott, 4277 West 150th Street, Cleveland, Ohio 44135. This Proxy Statement and the accompanying notice and proxy will be mailed to you on or about April 11, 2012.

Annual Report; Internet Availability

A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2011, is enclosed with this Proxy Statement. Additionally, this Proxy Statement and our Annual Report to Shareholders for the fiscal year ended December 31, 2011 are available at www.edocumentview.com/sri.

Solicitation of Proxies

The Board is making this solicitation of proxies and we will pay the cost of the solicitation. We have retained Georgeson Inc., at an estimated cost of $8,000, to assist in the solicitation of proxies from brokers, nominees, institutions and individuals. In addition to the solicitation of proxies by mail by Georgeson Inc., our employees may solicit proxies by telephone, facsimile or electronic mail.

Proxies; Revocation of Proxies

The common shares represented by your proxy will be voted in accordance with the instructions as indicated on your proxy. In the absence of any such instructions, they will be voted to (a) elect the director nominees set forth under “Election of Directors”; (b) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and (c) approve the compensation paid to our Named Executive Officers. Your presence at the Annual Meeting of Shareholders, without more, will not revoke your proxy. However, you may revoke your proxy at any time before it has been exercised by signing and delivering a later-dated proxy or by giving notice to the Company in writing at our address indicated on the attached Notice of Annual Meeting of Shareholders or in the open meeting. If you hold your common shares in “street name”, in order to change or revoke your voting instructions you must follow the specific voting directions provided to you by your bank, broker or other holder of record.

Voting Eligibility

Only shareholders of record at the close of business on the record date, April 5, 2012, are entitled to receive notice of the Annual Meeting of Shareholders and to vote the common shares held on the record date at the meeting. On the record date, our outstanding voting securities consisted of 28,013,683 common shares, without par value, each of which is entitled to one vote on each matter properly brought before the meeting.

Voting Procedures

If you are a record holder:

•	You may vote by mail: complete and sign your proxy card and mail it in the enclosed, prepaid and addressed envelope.
•	You may vote by telephone: call toll-free 1-800-652-VOTE (8683) on a touch-tone phone and follow the instructions. You will need your proxy card available if you vote by telephone.
•	You may vote by Internet: access www.envisionreports.com/sri and follow the instructions. You will need your proxy card available if you vote by Internet.
•	You may vote in person at the meeting, however, you are encouraged to vote by mail, telephone or Internet even if you plan to attend the meeting.

If you are a “street name” holder:

•	You must vote your common shares through the procedures established by your bank, broker, or other holder of record. Your bank, broker, or other holder of record has enclosed or otherwise provided a voting instruction card for you to use in directing the bank, broker, or other holder of record how to vote your common shares.
•	You may vote at the meeting however, to do so, you will first need to ask your bank, broker or other holder of record to furnish you with a legal proxy. You will need to bring the legal proxy with you to the meeting and hand it in with a signed ballot that you can request at the meeting. You will not be able to vote your common shares at the meeting without a legal proxy and signed ballot.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common shares as of March 2, 2012, by: (a) our directors and nominees for election as directors; (b) each other person who is known by us to own beneficially more than 5% of our outstanding common shares; (c) the executive officers named in the Summary Compensation Table; and (d) our executive officers and directors as a group.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent Of Class

Wellington Management Company LLP (2)	2,551,015	9.1%
Covalent Partners LLC (3)	2,254,543	8.0
The Goldman Sachs Group, Inc. (4)	1,972,223	7.0
BlackRock, Inc. (5)	1,523,064	5.4
John C. Corey (6)	1,021,588	3.6
Jeffrey P. Draime (7)	385,094	1.4
George E. Strickler (8)	317,651	1.1
Thomas A. Beaver (9)	233,034	*
Mark J. Tervalon (10)	218,299	*
Michael D. Sloan (11)	102,798	*
William M. Lasky (12)	92,460	*
Paul J. Schlather (13)	71,457	*
Douglas C. Jacobs (14)	49,340	*
Ira C. Kaplan (15)	21,532	*
Kim Korth (16)	11,480	*

All Executive Officers and Directors as a Group (13 persons)	2,564,233	9.1%

*    Less than 1%.

(1)	Unless otherwise indicated, the beneficial owner has sole voting and investment power over such common shares.

(2)	According to a Schedule 13G filed with the Securities and Exchange Commission (“SEC”) by Wellington Management Company, LLP, in its capacity as investment advisor, it may be deemed to beneficially own the common shares which are held of record by clients of Wellington Management Company, LLP. The address of Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(3)	According to a Schedule 13G filed with the SEC by Covalent Partners LLC, Covalent Partners LLC serves as investment advisor to Covalent Capital Partners Master Fund L.P. which directly holds the common shares for the benefit of its investors. Covalent Capital Partners GP, LLC is the general partner of Covalent Capital Partners Master Fund L.P. Mr. Robert L. Hockett is the majority member of each Covalent Capital Partners GP, LLC and Covalent Partners LLC and therefore a majority indirect owner of Covalent Capital Partners Master Fund, L.P. By virtue of these relationships, Covalent Capital Partners GP, LCC and Mr. Hockett may be deemed to beneficially own the Common shares held by Covalent Capital Partners Master Fund L.P. The address of Covalent Partners LLC is 930 Winter Street, Suite 2800, Waltham, Massachusetts 02451.

(4)	According to a Schedule 13G filed with the SEC by The Goldman Sachs Group, Inc., the filing reflects the securities beneficially owned by certain operating units (collectively the “Goldman Sachs Reporting Units”) of Goldman Sachs Group, Inc. and its subsidiaries and affiliates. The Goldman Sachs Reporting Units disclaims beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which the Goldman Sachs Reporting Units or their employees have voting or investment discretion or both, or with respect to which there are limits on their voting or investment authority or both and (ii) certain investment entities of which Goldman Sachs Reporting Units act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Sachs Reporting Units. The address of The Goldman Sachs Group, Inc. is 200 West Street, New York, New York 10282.

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(5)	According to a Schedule 13G filed with the SEC by BlackRock, Inc. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(6)	Represents 10,000 common shares that Mr. Corey has the right to acquire upon the exercise of share options, 727,390 restricted common shares, which are subject to forfeiture, and 284,198 common shares owned by Mr. Corey directly.

(7)	Represents 347,714 common shares held in trust for the benefit of Draime family members, of which Mr. Draime is trustee, 5,640 restricted common shares, which are subject to forfeiture, and 31,740 common shares owned by Mr. Draime directly.

(8)	Represents 235,860 restricted common shares, which are subject to forfeiture, and 81,791 common shares owned by Mr. Strickler directly.

(9)	Represents 20,000 common shares that Mr. Beaver has the right to acquire upon the exercise of share options, 130,550 restricted common shares, which are subject to forfeiture, and 82,484 common shares owned by Mr. Beaver directly.

(10)	Represents 4,000 common shares that Mr. Tervalon has the right to acquire upon the exercise of share options, 155,510 restricted common shares, which are subject to forfeiture, and 58,789 common shares owned by Mr. Tervalon directly.

(11)	Represents 90,720 restricted common shares, which are subject to forfeiture, and 12,078 common shares owned by Mr. Sloan directly.

(12)	Represents 10,000 common shares that Mr. Lasky has the right to acquire upon the exercise of share options, 11,280 restricted common shares, which are subject to forfeiture, and 71,180 common shares owned by Mr. Lasky directly.

(13)	Represents 5,640 restricted common shares, which are subject to forfeiture, 47,500 common shares held in an investment retirement account for the benefit of Mr. Schlather, and 18,317 common shares owned by Mr. Schlather directly.

(14)	Represents 5,640 restricted common shares, which are subject to forfeiture, 32,600 common shares held in trust for which Mr. Jacobs has shared voting and investment power, and 11,100 common shares owned directly by Mr. Jacobs.

(15)	Represents 5,640 restricted common shares, which are subject to forfeiture, and 15,892 common shares owned by Mr. Kaplan directly.

(16)	Represents 5,640 restricted common shares, which are subject to forfeiture, and 5,840 common shares owned by Ms. Korth directly.

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PROPOSAL ONE: ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Code of Regulations, the number of directors has been fixed at seven. At the Annual Meeting of Shareholders, shareholders will elect seven directors to hold office until our next Annual Meeting of Shareholders and until their successors are elected and qualified. The Board proposes that the nominees identified below be elected to the Board. John C. Corey, the Company’s President and Chief Executive Officer, has an employment agreement with the Company, which provides that, during the term of the agreement, Mr. Corey shall be entitled to be nominated for election to the Board. At our Annual Meeting of Shareholders, the common shares represented by proxies, unless otherwise specified, will be voted for the election of the seven nominees hereinafter named.

The director nominees are identified below. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the Board expects that proxies will be voted for the election of a substitute nominee designated by the Board. The following information is furnished with respect to each person nominated for election as a director.

The Board of Directors recommends that you vote FOR the following nominees.

Nominees to Serve for a One-Year Term Expiring in 2013

John C. Corey	Mr. Corey, 64, was elected to the Board in 2004. Mr. Corey is the President and Chief Executive Officer of the Company and has served in this role since January 2006. Mr. Corey served as the President and Chief Executive Officer of Safety Components International, a supplier of air bags and components, from October 2000 until January 2006 and Chief Operating Officer from 1999 to 2000.

Since 2004 Mr. Corey has served as a director and Chairman of the Board of Haynes International, Inc., a producer of metal alloys. Mr. Corey serves on the board of the Motor and Equipment Manufacturers Association, an organization that represents motor vehicle parts suppliers, and was a past Chairman of the Board of Directors for the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

In addition to his professional experience described above, the Company believes that Mr. Corey should serve as a director because he has successfully guided companies through restructuring initiatives and executed performance and strategy development initiatives throughout his career. Through his leadership and industry experience, from both an operational and financial perspective, he provides valuable insight to the Board and strengthens the Board’s collective qualifications, skills and experience.

Jeffrey P. Draime	Mr. Draime, 45, was elected to the Board in 2005. Mr. Draime is a self-employed business consultant. Mr. Draime is the owner of Silent Productions, a concert promotions company and a partner and the President of AeroMax Aviation Holdings LLC, a charter aircraft corporation. He formerly was the owner of QSL Columbus/QSL Dayton, a restaurant franchise.

Mr. Draime has served in various roles with the Company over an 18 year period including operations, sales, quality control, product costing, and marketing. The Company believes that Mr. Draime should serve as a director because he provides an historical as well as an internal perspective of our business to the Board and strengthens the Board’s collective qualifications, skills and experience. Mr. Draime’s father, D.M. Draime, was the founder of Stoneridge.

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Douglas C. Jacobs	Mr. Jacobs, 72, was elected to the Board in 2004. He is the Executive Vice President-Finance and Chief Financial Officer of Brooklyn NY Holdings LLC, a privately held investment advisory company established to manage the assets of a family and family trust, which include the Cleveland Browns football franchise. Prior to serving in this position, Mr. Jacobs held various financial positions with the Cleveland Browns from 1999 until 2005. Mr. Jacobs is a former partner of Arthur Andersen LLP.

Mr. Jacobs has served as a director of Standard Pacific Corporation, a national residential home builder in southern California, since 1998 and serves as Chairman of the Audit Committee and a member of the Nominating and Corporate Governance Committee. Mr. Jacobs is a member of the boards of SureFire, Inc., a manufacturer of high-performance flashlights, weapon-mounted lights and other tactical equipment, and M/G Transport Services, LLC, a barge line and inland waterways carrier.

Mr. Jacobs qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Jacobs should serve as a director because he provides valuable business experience and judgment to the Board which strengthens the Board’s collective qualifications, skills and experience.

Ira C. Kaplan	Mr. Kaplan, 58, was elected to the Board in 2009. He has served as the Managing Partner of Benesch, Friedlander, Coplan & Aronoff, LLP, a national law firm, since January 2008, is a member of the firm’s Executive Committee, and has been a partner with the firm since 1987. Mr. Kaplan focuses his practice on mergers and acquisitions as well as public and private debt and equity financings.

Mr. Kaplan has counseled clients in governance and business matters in his role at the law firm. In addition to his legal and management experience described above, the Company believes that Mr. Kaplan should serve as a director because he brings thoughtful analysis, sound judgment and insight to best practices to the Board, in addition to his professional experiences, which strengthens the Board’s collective qualifications, skills and experience.

Kim Korth	Ms. Korth, 57, was elected to the Board in 2006. She has served as President, Chief Executive Officer and as a Director of Supreme Corporation, a manufacturer of truck and van bodies, since 2011. Ms. Korth is the founder, owner and President of IRN, Inc., an international automotive consulting firm. She has led the consulting firm since 1983 and is an expert on automotive supplier strategy and issues.

Ms. Korth is a member of the boards of Shape Corporation, a manufacturer of automotive bumper and impact energy management systems, Burke E. Porter Machinery Company, a manufacturer of automotive test systems, Unwired Technology LLC, a manufacturer of wireless headphones, and the Original Equipment Suppliers Association, an organization dedicated to supporting and promoting automotive suppliers.

Ms. Korth has several decades of experience in corporate governance issues, organizational design, and development of strategies for growth and improved financial performance for automotive suppliers. In addition to the knowledge and experience described above, the Company believes that Ms. Korth should serve as a director because she provides insight to industry trends and expectations to the Board which strengthens the Board’s collective qualifications, skills and experience.

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William M. Lasky	Mr. Lasky, 64, was elected to the Board in 2004. Mr. Lasky served as President and Chief Executive Officer of Accuride Corporation (“Accuride”), a manufacturer and supplier of commercial vehicle components, from 2008 until his retirement in 2011. He has served as the Chairman of the Board of Accuride since 2009. On October 8, 2009 Accuride filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code. On February 26, 2010, after successfully completing its plan of reorganization, Accuride emerged from Chapter 11 bankruptcy. Mr. Lasky served as President and Chief Executive Officer of JLG Industries, Inc., a diversified construction and industrial equipment manufacturer, from 1999 through 2006 and served as Chairman of the Board from 2001 through 2006.

Mr. Lasky was appointed director of Affinia Group, Inc., a designer, manufacturer and distributor of industrial grade replacement parts and services for automotive and heavy-duty vehicles, in January 2011.

In addition to his professional experience described above, the Company believes that Mr. Lasky should serve as a director because he provides in-depth industry knowledge, business acumen and leadership to the Board which strengthens the Board’s collective qualifications, skills and experience.

Paul J. Schlather	Mr. Schlather, 59, was elected to the Board in 2009. Mr. Schlather was a partner at PricewaterhouseCoopers LLP, serving as co-head to the Private Client Service group from August 2002 until his retirement in 2008. Mr. Schlather currently provides independent business consulting services.

Mr. Schlather qualifies as an audit committee financial expert due to his extensive background in accounting and finance built through his career in public accounting. In addition to his professional and accounting experience described above, the Company believes that Mr. Schlather should serve as a director because he provides financial analysis and business acumen to the Board which strengthens the Board’s collective qualifications, skills and experience.

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PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee of the Board currently anticipates appointing Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm for the year ending December 31, 2012. For 2011, Ernst & Young was engaged by us to audit our annual financial statements and to perform audit-related and tax services. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

The Board seeks an indication from shareholders of their approval or disapproval of the Audit Committee’s anticipated appointment of Ernst & Young as our independent registered public accounting firm for the 2012 fiscal year. The submission of this matter for approval by shareholders is not legally required, however, the Board believes that the submission is an opportunity for the shareholders to provide feedback to the Board on an important issue of corporate governance. If the shareholders do not approve the appointment of Ernst & Young, the appointment of our independent registered public accounting firm will be re-evaluated by the Audit Committee but will not require the Audit Committee to appoint a different accounting firm. If the shareholders do approve the appointment of Ernst & Young, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders. Approval of the proposal to ratify the selection of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of a majority of the common shares present in person or by proxy and entitled to be voted on the proposal at our Annual Meeting of Shareholders. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on the proposal and will not have a positive or negative effect on the outcome of this proposal, however, there should be no broker non-votes on this proposal because brokers should have the discretion to vote uninstructed common shares on this proposal.

The Board of Directors recommends that you vote FOR Proposal Two.

Service Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by and paid to Ernst & Young by fee category for the fiscal years ended December 31, 2011 and 2010. The Audit Committee has considered the scope and fee arrangements for all services provided by Ernst & Young, taking into account whether the provision of non-audit-related services is compatible with maintaining Ernst & Young’s independence.

	2011	2010
Audit Fees	$1,735,620	$1,606,726
Tax Fees	580,600	284,033
All Other Fees	-	11,760
Total Fees	$2,316,220	$1,902,519

Audit Fees. Audit fees include fees associated with the annual audit of our financial statements, the assessment of our internal control over financial reporting as integrated with the annual audit of our financial statements, the quarterly reviews of the financial statements included in our SEC Form 10-Q filings, statutory and regulatory audits and general assistance with the implementation of new regulatory pronouncements.

Tax Fees. Tax fees primarily relate to tax compliance and both domestic and international tax planning.

All Other Fees. All other fees relate to regulatory reviews.

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Pre-Approval Policy

The Audit Committee’s policy is to approve in advance all audit and permitted non-audit services to be performed for the Company by its independent registered public accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee also pre-approves particular services on a case-by-case basis. In accordance with this policy, the Audit Committee has delegated pre-approval authority to the Chairman of the Audit Committee. The Chairman may pre-approve services and then inform the Audit Committee at the next scheduled meeting.

All services provided by Ernst & Young during fiscal year 2011, as noted in the previous table, were authorized and approved by the Audit Committee in compliance with the pre-approval policies and procedures described previously.

Audit Committee Report

 In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility relating to corporate accounting, our reporting practices, and the quality and integrity of the financial reports and other financial information provided by us to any governmental body or to the public. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee is comprised of four directors, each of whom is “independent” for audit committee purposes under the current listing standards of the New York Stock Exchange (“NYSE”).

In discharging its oversight responsibility as to the audit process, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2011, with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Audit Committee also discussed with our independent registered public accounting firm, Ernst & Young, the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and letter from Ernst & Young required by the applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communication with the Audit Committee concerning independence. The Audit Committee discussed Ernst & Young’s independence with Ernst & Young. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young is compatible with maintaining Ernst & Young’s independence. Management has the responsibility for the preparation of our financial statements and Ernst & Young has the responsibility for the examination of those statements.

The Audit Committee discussed with our internal auditor and Ernst & Young the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and Ernst & Young, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of the Company’s financial reporting.

Based on the above-referenced review and discussions with management, the internal auditor and Ernst & Young, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

The Audit Committee

Douglas C. Jacobs, Chairman
Ira C. Kaplan
William M. Lasky
Paul J. Schlather

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PROPOSAL THREE: SAY ON PAY

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers (“NEOs”) as disclosed in this Proxy Statement. At our 2011 Annual Meeting of Shareholders, our shareholders, in addition to the advisory vote on the compensation of our NEOs, also voted on how frequently we should hold such an advisory vote and voted in favor of an annual advisory vote. In accordance with the 2011 frequency vote, the Board of Directors has determined to implement an advisory non-binding shareholder vote on the compensation of our NEOs on an annual basis until the next required shareholder vote on how frequently shareholders will vote on a non-binding resolution to approve the compensation of our NEOs. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 15, our executive compensation program is designed to attract and retain high quality executives and to align the interest of management with the interest of shareholders by rewarding both short- and long-term performance and is based on a pay-for-performance philosophy.

Base compensation is aligned to be competitive in the industry in which we operate. Incentive compensation (cash and equity) generally represents 65-75% of each executive officer’s target compensation opportunity, with long-term incentives representing the majority of compensation. Targets for incentive compensation are based on clear financial goals and increasing shareholder value. The Compensation Committee retains the services of an independent consultant to advise on competitive compensation and compensation practices.

The Board recommends that shareholders vote for the following resolution:

“RESOLVED that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the common shares present or represented by proxy and voting at the annual meeting will constitute approval of this non-binding resolution. If you own common shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your common shares so that your vote can be counted on this proposal. Abstentions will have the same effect as votes against the proposal. Broker non-votes will not be considered common shares present and entitled to vote on this proposal and will not have a positive or negative effect on the outcome of this proposal.

The Board of Directors recommends that you vote FOR Proposal Three.

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CORPORATE GOVERNANCE

Corporate Governance Documents and Committee Charters

The Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers and the charters of the Board of Directors’ Audit, Compensation, and Nominating and Corporate Governance committees are posted on our website at www.stoneridge.com. Written copies of these documents are available without charge to any shareholder upon request. Requests should be directed to Investor Relations at our address listed on the Notice of Annual Meeting of Shareholders.

Corporate Ethics Hotline

We established a corporate ethics hotline as part of our Whistleblower Policy and Procedures to allow persons to lodge complaints about accounting, auditing and internal control matters, and to allow an employee to lodge a concern, confidentially and anonymously, about any accounting and auditing matter. Information about lodging such complaints or making such concerns known is contained in our Whistleblower Policy and Procedures, which is posted on our website at www.stoneridge.com.

Director Independence

The NYSE rules require listed companies to have a Board of Directors comprised of at least a majority of independent directors. Under the NYSE rules, a director qualifies as “independent” upon the affirmative determination by the Board of Directors that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board has not adopted categorical standards of independence. The Board has determined that the following directors and nominees for election of director are independent:

Jeffrey P. Draime	Kim Korth
Douglas C. Jacobs	William M. Lasky
Ira C. Kaplan	Paul J. Schlather

The Board of Directors’ Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention the most material risks to the Company. The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us. The Audit Committee regularly reviews enterprise-wide risk management, which includes treasury risks (commodity pricing, foreign exchange rates, and credit and debt exposures), financial and accounting risks, legal and compliance risks, and other risk management functions. The Compensation Committee considers risks related to the attraction and retention of talent and related to the design of compensation programs and arrangements. The full Board considers strategic risks and opportunities and regularly receives reports from management on risk and from the committees regarding risk oversight in their areas of responsibility.

Compensation Policies and Risk

Our policies and overall compensation practices for all employees do not create risks that are reasonably likely to have a material adverse affect on the Company. The compensation policies are generally consistent for all of our business units.

In addition, incentives are not designed, and do not create, risks that are reasonably likely to have a material adverse effect on the Company as all incentives reward growth and profitability. Our various incentive programs are based on our consistent growth and continued profitability, relying, for example, on the total return on investment, operating profit and total shareholder return. As such, they do not encourage employees to take risks in order to receive incentive compensation, nor are they reasonably likely to have a material adverse effect on the Company.

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The Board of Directors

In 2011, the Board held seven meetings. In 2011, each Board member attended at least 75% of the meetings of the Board and of the committees on which he or she serves. Our policy is that directors are to attend the Annual Meeting of Shareholders. All of our current directors except Ms. Korth attended the 2011 Annual Meeting of Shareholders. Mr. Lasky has been appointed as the lead independent director by the independent directors to preside at the executive sessions of the independent directors. It is the Board’s practice to have the independent directors meet regularly in executive session. All directors, except Mr. Corey, the Company’s President and Chief Executive Officer (“CEO”), are independent.

Leadership of the Board

The Board does not have a formal policy regarding the separation of the roles of CEO and Chairman of the Board as the Board believes it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Board has determined that having an independent director serve as Chairman is in the best interest of our shareholders. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits our President and CEO to devote more time to focus on the strategic direction and management of our day-to-day operations.

Committees of the Board

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. These committees are the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent as defined under the listing standards of the NYSE. The table below shows the composition of the Board’s committees:

Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Douglas C. Jacobs	*	Jeffrey P. Draime		Jeffrey P. Draime
Ira C. Kaplan		Douglas C. Jacobs		Ira C. Kaplan
William M. Lasky		Kim Korth	*	Kim Korth
Paul J. Schlather		William M. Lasky		William M. Lasky	*

* Committee Chairperson

Audit Committee.

This committee held nine meetings during 2011. Information regarding the functions performed by the Audit Committee is set forth in the “Audit Committee Report,” included in this Proxy Statement. The Board has determined that each Audit Committee member is financially literate under the current listing standards of the NYSE. The Board also determined that Mr. Jacobs and Mr. Schlather each qualify as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. In addition, under the Sarbanes-Oxley Act of 2002 and the NYSE rules mandated by the SEC, members of the audit committee must have no affiliation with the issuer, other than their Board seat, and receive no compensation in any capacity other than as a director or committee member. Each member of the Audit Committee meets this additional independence standard applicable to audit committee members of NYSE listed companies.

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Compensation Committee.

This committee held four meetings during 2011. The Compensation Committee is responsible for establishing and reviewing our compensation philosophy and programs with respect to our executive officers; approving executive officer compensation and benefits; recommending to the Board the approval, amendment and termination of incentive compensation and equity-based plans; and certain other compensation matters, including director compensation. Recommendations regarding compensation of other officers are made to the Compensation Committee by our CEO. The Compensation Committee can exercise its discretion in modifying any amount presented by our CEO. The Compensation Committee regularly reviews tally sheets that detail the total compensation obligations to each of our executive officers. During 2011, the Compensation Committee retained Total Rewards Strategies LLC to provide compensation related consulting services. Specifically, the compensation consultants provided relevant market data, current trends in executive and director compensation and advice on program design. In accordance with its charter, the Compensation Committee may delegate power and authority as it deems appropriate for any purpose to a subcommittee of not fewer than two members.

Nominating and Corporate Governance Committee.

This committee held two meetings in 2011. The purpose of the Nominating and Corporate Governance Committee is to evaluate the qualifications of director nominees, to recommend candidates for election as directors, to make recommendations concerning the size and composition of the Board, to develop and implement our corporate governance policies and to assess the effectiveness of the Board.

Nominations and Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider individuals recommended by shareholders for membership on the Board. If a shareholder desires to recommend an individual for membership on the Board, then that shareholder must provide a written notice (the “Recommendation Notice”) to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before January 15 for consideration by the committee for that year’s election of directors at the Annual Meeting of Shareholders.

In order for a recommendation to be considered by the Nominating and Corporate Governance Committee, the Recommendation Notice must contain, at a minimum, the following:

•	the name and address, as they appear on the Company’s books, and telephone number of the shareholder making the recommendation, including information on the number of common shares owned and date(s) acquired, and if such person is not a shareholder of record or if such common shares are owned by an entity, reasonable evidence of such person’s ownership of such shares or such person’s authority to act on behalf of such entity;
•	the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience, and qualifications of that individual;
•	a written acknowledgment by the individual being recommended that he or she has consented to the recommendation and consents to the Company undertaking an investigation into that individual’s background, experience, and qualifications in the event that the Nominating and Corporate Governance Committee desires to do so;
•	any information not already provided about the person’s background, experience and qualifications necessary for us to prepare the disclosure required to be included in our proxy statement about the individual being recommended;
•	the disclosure of any relationship of the individual being recommended with us or any of our subsidiaries or affiliates, whether direct or indirect; and
•	the disclosure of any relation of the individual being recommended with the shareholder, whether direct or indirect, and, if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our Annual Meeting of Shareholders (or a statement to the effect that no material interest is known to such shareholder).

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The Nominating and Corporate Governance Committee determines, and periodically reviews with the Board, the desired skills and characteristics for directors as well as the composition of the Board as a whole. This assessment considers the directors’ qualifications and independence, as well as diversity, age, skill, and experience in the context of the needs of the Board. At a minimum, directors should share our values and should possess the following characteristics: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; and the time available to devote to Board activities and the willingness to do so. The Nominating and Corporate Governance Committee does not have a formal policy specifically focusing on the consideration of diversity; however, diversity is one of the many factors that the Nominating and Corporate Governance Committee considers when identifying candidates and making its recommendations to the Board. In addition to the foregoing considerations, generally with respect to nominees recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate such recommended nominees considering the additional information regarding them contained in the Recommendation Notices. When seeking candidates for the Board, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management and third-party search firms. Ultimately, the Nominating and Corporate Governance Committee will recommend to the Board prospective nominees who the Nominating and Corporate Governance Committee believes will be effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our shareholders.

The Nominating and Corporate Governance Committee recommended to the Board each of the nominees identified in "Election of Directors" starting on page 5.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee have served as one of our officers at any time or as an employee during 2011. Additionally, no Compensation Committee interlocks existed during 2011.

Communications with the Board of Directors

The Board believes that it is important for interested parties to have the ability to send communications to the Board. Accordingly, persons who wish to communicate with the Board may do so by sending a letter to the Secretary of the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484. The envelope must contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must identify the author and clearly state whether the intended recipients are all members of the Board or certain specified individual directors (such as the lead independent director or non-management directors as a group). The Secretary will make copies of all such letters and circulate them to the appropriate director or directors. The directors are not spokespeople for the Company and responses or replies to any communication should not be expected.

Transactions with Related Persons

There were no reportable transactions involving related persons in 2011.

Review and Approval of Transactions with Related Persons

The Board has adopted a written statement of policy with respect to related party transactions. Under the policy, a related party transaction is a transaction required to be disclosed pursuant to Item 404 of Regulation S-K or any other similar transaction involving the Company or the Company’s subsidiaries and any Company employee, officer, director, 5% shareholder or an immediate family member of any of the foregoing if the dollar amount of the transaction or series of transactions exceeds $25,000. A related party transaction will not be prohibited merely because it is required to be disclosed or because it involves related parties. Pursuant to the policy, such transactions are presented to the Nominating and Corporate Governance Committee for evaluation and approval by the committee, or if the committee elects, by the full Board. If the transaction is determined to involve a related party, the Nominating and Corporate Governance Committee will either approve or disapprove the proposed transaction. Under the policy, in order to be approved, the proposed transaction must be on terms that are fair to the Company and are comparable to market rates, where applicable.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

Our Company’s compensation programs for executive officers are designed to attract, retain, motivate, and reward talented executives who will advance our strategic, operational and financial objectives and thereby enhance shareholder value. The primary objectives of our compensation programs for executive officers are to:

•	attract and retain talented executive officers by providing a compensation package that is competitive with that offered by similarly situated companies;
•	create a compensation structure under which a substantial portion of total compensation is based on achievement of performance goals; and
•	align total compensation with the objectives and strategies of our business and shareholders.

We have a commitment to formulate the components of our compensation program under a pay-for-performance ideology. To this end, a substantial portion of our executive officers’ annual and long-term compensation is tied to quantifiable measures of the Company’s financial performance and therefore may not be earned if targeted performance is not achieved. For example, in 2011, consolidated financial performance was not achieved based on the metrics established under our Annual Incentive Plan and no amount was earned related to those metrics. Additional information is provided under “Annual Incentive Awards” on page 18.

We established the various components of our 2011 compensation payments and awards to meet our objectives as follows:

Objective Addressed
Type of Compensation	Competitive Compensation	Performance Objective	Retention

Base salary	✓
Annual incentive plan awards	✓	✓
Equity-based awards	✓	✓	✓
Benefits and perquisites	✓

Mix of Compensation

Our executive compensation is based heavily on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. A substantial portion of our executive officers’ annual and long-term compensation is at-risk. The portion of compensation at-risk increases with the executive officer’s position level. This provides more upside potential and downside risk for more senior positions because these roles have greater influence on our performance as a whole.

Total Target Compensation

Total target compensation is the value of the compensation package that is intended to be delivered if performance goals are met. Actual compensation depends on the annual and long-term incentive compensation payout levels based upon the applicable performance achievement and, for long-term awards, the price of our common shares. The following charts show the weighting of each element of total target compensation for the CEO and the other NEOs. These charts illustrate our pay-for-performance philosophy, as annual and long-term incentive compensation comprises the majority of total target compensation.

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Determination of Compensation

Based on the foregoing objectives, we have structured our executive officers’ compensation to provide competitive compensation to attract and retain executive officers, to motivate them to achieve our strategic goals and to reward the executive officers for achieving such goals. The Compensation Committee (the “Committee”) historically retained an independent compensation consultant to assist the Committee. For 2011, the Committee retained Total Rewards Strategies LLC to assist the Committee with the following: keeping it appraised about relevant trends and technical developments during its meetings; providing consulting advice regarding long-term incentive and change in control arrangements; providing peer group analysis; and providing market data for the CEO position and other executive officers. Additionally, recommendations and evaluations from the CEO are considered by the Committee when setting the compensation of the other executive officers. The annual evaluation of the CEO by the Board is considered by the Committee when establishing the compensation of the CEO.

Our executive officers receive two forms of annual cash compensation – base salary and annual incentive awards – which together constitute an executive officer’s total annual cash compensation. Please note that “total annual cash compensation,” as discussed in this Compensation Discussion and Analysis, differs from the “Total Compensation” column of the Summary Compensation Table on page 22, which includes long-term incentive, perquisites and other forms of compensation valued on a basis consistent with financial statement reporting requirements. The levels of base salary and annual incentive awards for our executive officers are established annually under a program intended to maintain parity with the competitive market for executive officers in comparable positions. Typically, our executive compensation levels are designed to be generally aligned with the 50th - 75th percentile of competitive market levels for each position.

A large percentage of total compensation is incentive-based. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews competitive market pay information provided by our compensation consultant and considers the Company’s historical compensation practices in determining the appropriate level and mix of incentive compensation for each executive position.

Compensation Benchmarking and Comparator Group

The comparator group is comprised of some of our direct competitors and a broader group of companies in the electronic and motor vehicle parts manufacturing industries that the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the comparator group of companies include industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews and approves the comparator group annually.

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The companies in the comparator group used in 2011 executive compensation decisions were:

Accuride	Gentex	Shiloh Industries
Ametek	Graco	Standard Motor Products
Amphenol	Methode Electronics	Superior Industries International
AVX	Modine Manufacturing	Sypris Solutions
Commercial Vehicle Group	Nu Horizons Electronics	Thomas & Betts
CTS	Pulse Electronics	Titan International
Esterline Technologies

In 2010, the median sales revenue for the comparator group was $787 million while our revenue was $635 million.

Total Reward Strategies LLC provides the Committee with the 50th and 75th percentiles of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses the 50th percentile as a primary reference point when determining compensation targets for each element of pay and adjusts each element of pay to reflect competitive market conditions. The objective of the executive compensation program is to provide overall compensation between the 50th and 75th percentiles of pay practices of the comparator group of companies. Actual target pay for an individual may be more or less than the 50th percentile based on the Committee’s evaluation of the individual’s performance and potential. Consistent with the Committee’s philosophy of pay-for-performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Consideration of Shareholder Advisory Vote on Executive Compensation

At our 2011 Annual Meeting of Shareholders, our shareholders overwhelmingly approved our first compensation advisory resolution with more than 94% of the votes cast approving the 2010 executive compensation described in our 2011 Proxy Statement. Our shareholders also voted to hold an advisory vote every year. As a result, our Board has committed to an annual “say on pay” vote (see Proposal Three). The Committee did not consider the favorable shareholder advisory vote when structuring compensation for 2011 as the vote had not occurred when compensation for 2011 was approved; however, the Committee has continued our policies, processes and approach to executive compensation on substantially the same basis as those in place in 2010 and for which our shareholders registered their approval. The Committee did consider the advisory vote in deciding subsequently not to materially alter our compensation policies and programs.

Elements of Compensation

The elements of compensation of our executive officers for 2011 were the following:

•	Base salary;
•	Annual cash incentive awards;
•	Long-term equity-based incentive awards; and
•	Benefits and perquisites.

Although all executive officers are eligible to participate in the same compensation and benefit programs, only Mr. Corey has compensation that is governed by an employment agreement. The terms of Mr. Corey’s employment agreement are described under “Employment Agreements.”

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Base Salaries

We use base salary as the foundation of our compensation program for our executive officers. The annual cash incentive compensation awards and long-term incentive awards are based on a percentage of base compensation. The base salary is set at competitive market levels to attract and retain our executive officers. Base salary levels for our executive officers are set on the basis of the executive’s responsibilities, the current general industry and competitive market data, as discussed above. In each case, due consideration is given to personal factors, such as the individual’s experience, competencies, performance and contributions, and to external factors, such as salaries paid to similarly situated executive officers by like-sized companies. The Committee considers the evaluation and recommendation of the CEO in determining the base salary of the other executive officers. The Committee generally approves all executive officer base salaries at its December meeting which become effective January 1 of the following year. Executive officers base salaries remain fixed throughout the year unless a promotion or other change in responsibilities occurs. The “Salary” column of the Summary Compensation Table lists the NEO’s base salary for 2011.

Annual Incentive Awards

Our executive officers participate in our Annual Incentive Plan (“AIP”) which provides for annual cash payments based on the achievement of specific financial goals. We believe that a substantial portion of each executive’s overall compensation should be tied to quantifiable measures of financial performance. In February 2011, the Committee approved the Company’s 2011 AIP targets and metrics. The AIP targets are expressed as a percentage of the executive officer’s base salary. Per our competitive compensation review, it was determined that the existing AIP targets for Mr. Corey and Mr. Strickler were slightly below competitive market targets; therefore, their AIP targets were increased to 85% and 60%, respectively, for 2011. The AIP targets for the other NEOs were within competitive market ranges, therefore, no changes to the AIP targets were implemented in 2011 for those individuals.

For 2011, the structure of our AIP included both consolidated financial performance metrics and, where appropriate, divisionally focused metrics to incentivize specific performance. The financial performance elements, weighting, target metrics, and achievement for our NEOs are summarized as follows:

	Weight	Target Metric	Achievement
For our CEO & CFO:
Consolidated Metrics:
Operating profit	40%	$40.6 million	0%
Return on invested capital	30%	12.05%	0%
Free cash flow	30%	$10.9 million	0%

For our Other NEO’s:
Consolidated Metrics:
Operating profit	30%	$40.6 million	0%
Return on invested capital	20%	12.05%	0%
Free cash flow	20%	$10.9 million	0%

Division Specific Metrics:
Mr. Beaver:
Sales Growth	30%	$150.0 million	200%
Mr. Sloan & Mr. Tervalon:
Lean Initiative Metrics	30%	Various	0%

The consolidated financial performance target metrics were based on our 2011 business plan and were intended to be aggressive but achievable based on industry conditions known at the time they were established. Under the 2011 AIP, the minimum level for achievement for the consolidated financial metrics was based on 80% of target while the maximum level was based on 130% of target. The divisional target metrics were based on plans or initiatives as developed during our 2011 budget process and established metrics were designed to be challenging but achievable. The following table provides the 2011 AIP target as a percent of base salary, as a dollar amount and the dollar achievement for our NEOs:

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	Target (Percent of Base Salary)	Target	Achieved

John C. Corey	85%	$595,000	$-
George E. Strickler	60%	214,620	-
Mark J. Tervalon	45%	135,315	-
Thomas A. Beaver	45%	129,150	77,490
Michael D. Sloan	45%	105,300	-

For each performance metric, specific levels of achievement for minimum, target, and maximum were set as described above. At target, 100% payout is achieved for each element of the plan; at maximum, 200% payout is achieved; and at minimum, 50% payout is achieved. Below the minimum target, no incentive compensation is earned. The AIP prorates incentive compensation earned between the minimum and maximum levels. The payment of compensation under the 2011 plan was subject to our overall performance and is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Awards

Under our Long-Term Incentive Plan (“LTIP”), all executive officers may be granted share options, restricted shares and other equity-based awards. Under our Long-Term Cash Incentive Plan (“LTCIP”), all executive officers may be granted awards payable in cash. We believe that long-term incentive awards are a valuable motivation and retention tool and provide a long-term performance incentive to management. The long-term award is calculated based on the fair value of the shares, shares equivalent or cash at the time of grant as a percentage of base salary. In 2011, all long-term awards were granted from the LTIP.

The percentages are typically representative of the competitive market data obtained during the annual compensation review process described above. For 2011, the Committee reaffirmed that in order to remain competitive in the overall compensation packages, the long-term incentive awards should approximate the 75th percentile of market. The expected awards are subject to adjustment based on differences in the scope of the executive officer’s responsibilities, performance and ability.

We view long-term equity-based incentives as an important tool for retaining executive talent. For 2011, we granted to our executive officers time-based restricted common shares under the LTIP equal to the equivalent of 60% of the fair value calculation discussed above. If the executive officer remains an employee at the end of the three year vesting period, the time-based restricted common shares will vest and no longer be subject to forfeiture on that date. The grant date fair value of the time-based restricted common shares is included in the “Stock Awards” column of the Summary Compensation Table. The time-based restricted common shares awarded in 2011 are included in the “All Other Stock Awards” column of the Grants of Plan-Based Awards table.

We also view long-term performance-based incentives as key to linking our executive officers’ overall compensation to shareholder return. For 2011, we granted performance-based restricted common share awards under the LTIP to our executive officers targeting approximately 20% of the long-term incentive fair value calculation discussed above. The awards are subject to forfeiture based on our total shareholder return (“TSR”) over a three year period, when compared to TSR for a Peer Group of companies over the same period. If our TSR is equal to the 50th percentile of the Peer Group TSR performance, the target number of common shares will vest and no longer be subject to forfeiture. If our TSR is less than the 25th percentile (minimum) of the Peer Group TSR performance, all common shares will be forfeited and if our TSR is equal to the 75th percentile (maximum) or greater of the Peer Group TSR performance, all common shares will vest and no longer be subject to forfeiture. Provided the executive officer remains employed, and depending on TSR performance, the number of common shares no longer subject to forfeiture prorates between the 25th and 75th percentile. The 2011 Peer Group is comprised of the following companies:

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AVX	Graco	Standard Motor Products
Commercial Vehicle Group	Methode Electronics	Superior Industries International
CTS	Modine Manufacturing	Technitrol
Esterline Technologies	Nu Horizons Electronics	Thomas & Betts
Gentex	Shiloh Industries	Titan International

In 2011 we also granted performance-based restricted common share awards under the LTIP to our executive officers targeting approximately 20% of the long-term incentive fair value calculation discussed above. The awards are subject to forfeiture based on our actual annual earnings per share (“EPS”) performance over a three year period, when compared to minimum, target and maximum annual EPS amounts over the same period. For the 2011 grants, the annual performance period target EPS is set using our Board approved annual budget at the first regular meeting of each year in the performance period. Minimum EPS is established at 50% of target and maximum EPS is established at 150% of target for each annual performance period. The annual EPS target for the 2011 performance period was established at a target of $0.78. The metrics are intended to be aggressive but achievable based on industry conditions known at the time they are set. Provided the executive officer remains employed, and depending on annual EPS performance, the number of common shares no longer subject to forfeiture prorates between minimum and maximum amounts. Actual EPS performance below the minimum level results in no earned shares for the annual performance period. For the 2011 annual performance period, achievement was at the maximum level. The performance–based restricted common shares awarded in 2011 are included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns of the Grants of Plan-Based Awards table.

The Committee’s practice has been to approve the long-term incentive awards at the first regular meeting of the calendar year. Awards in 2011 were granted at the February 2011 meeting, the first regularly scheduled meeting. As a general practice, awards under the long-term incentive plans are approved once a year unless a situation arises whereby a compensation package is approved for a newly hired or promoted executive officer and equity-based compensation is a component.

Perquisites

We provide executive officers with perquisites we and the Committee believe are reasonable and consistent with its overall compensation program to better enable us to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to executive officers.

Perquisites that are provided to executive officers are different by individual and could include an auto allowance, fully paid premiums for healthcare coverage, and country club dues. The incremental costs of the perquisites listed above for the NEOs are included in the “All Other Compensation” column of the Summary Compensation Table.

Employment Agreements

In 2006, we entered into a negotiated employment agreement with Mr. Corey that provided for a minimum base salary of $525,000, participation in the annual incentive plan at a minimum target of 70% of base salary; a monthly car allowance; reimbursement of country club dues and a one-time initiation fee; reimbursement of Mr. Corey’s premium on his life insurance policy; participation in the Company’s customary benefit plans and reimbursement of out-of-pocket healthcare expenses not to exceed $5,000 per covered family member on an annual basis. In addition, if Mr. Corey is terminated by the Company without cause, the Company will be obligated to provide as severance the same compensation and benefits described below under “Potential Change in Control and Other Post-Employment Payments.”

The Company has not entered into employment agreements with any other NEO.

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Severance Plan

We adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”) in October 2009. The NEOs covered under the Severance Plan include Mr. Strickler, Mr. Tervalon, Mr. Beaver and Mr. Sloan. If a covered executive is terminated by us without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. Corey’s severance protection is provided in his employment agreement as described below under “Potential Change in Control and Other Post-Employment Payments.”

Termination and Change in Control Payments

We have entered into change in control agreements with our NEOs and certain other senior management employees. These agreements are designed to promote stability and continuity of senior management, both of which are in the best interest of Stoneridge and our shareholders. Our termination and change in control provisions for the NEOs are summarized below under “Potential Change in Control and Other Post-Employment Payments.”

Elimination of Tax Gross-Up

In 2011 the Compensation Committee engaged its consultant, Total Reward Strategies LLC, to review our change in control compensation program for our NEOs, focusing especially on best practices regarding excise tax gross-ups. After consultation with Total Rewards Strategies LLC, the Committee approved new change in control agreements for our NEOs. The material modifications from the prior change in control agreements in place with the NEOs are that in the 2011 amended and restated change in control agreements, the provision for excise tax gross payments to the executive should the total payments exceed 110% of the safe harbor payments was eliminated and, for Mr. Corey and Mr. Strickler, the potential payments upon a change in control and subsequent termination were changed to three times annual base salary and annual bonus compensation from two times those amounts.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1.0 million that is paid to a company’s CEO and the other NEOs. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met.

The Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including performance share award grants and annual incentive awards, to NEOs whose compensation may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. Currently, all performance-based compensation is designed to be deductible under Section 162(m); however, in the future, the Committee may determine that it is appropriate to pay compensation which is not deductible.

Accounting Treatment of Compensation

As one of many factors, the Committee considers the financial impact in determining the amount of and allocation of the different pay elements, including FASB ASC Topic 718 implications of the long-term incentives.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on that review and discussion, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

Kim Korth, Chairwoman
Jeffrey P. Draime
Douglas C. Jacobs
William M. Lasky

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Summary Compensation Table

The following table provides information regarding the compensation of our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers for 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

John C. Corey	2011	$700,000	$2,088,904	$-	$74,949	$2,863,853
President & Chief	2010	655,000	1,296,116	1,056,000	707,557	3,714,673
Executive Officer	2009	615,439	304,372	204,800	71,799	1,196,410

George E. Strickler	2011	357,500	774,916	-	31,801	1,164,217
Executive Vice President,	2010	340,688	432,500	378,400	353,335	1,504,923
Chief Financial Officer & Treasurer	2009	324,430	87,907	72,765	27,290	512,392

Thomas A. Beaver	2011	287,000	343,764	77,490	25,314	733,568
Vice President of Global	2010	279,600	238,740	253,170	154,508	926,018
Sales & Systems Engineering	2009	269,221	42,244	49,410	20,985	381,860

Mark J. Tervalon	2011	300,700	402,725	-	21,570	724,995
Vice President & President	2010	298,525	289,948	270,630	153,199	1,012,302
of the Stoneridge Electronics Division	2009	283,987	53,091	52,560	21,995	411,633

Michael D. Sloan	2011	234,000	277,959	-	10,219	522,178
Vice President & President	2010	219,790	166,080	202,500	105,312	693,682
of the Stoneridge Control Devices Division	2009	203,500	22,769	36,630	3,291	266,190

(1)	The amounts included in the “Stock Awards” column represent the grant date fair value of common share awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. In 2011 time- and performance-based common share awards were awarded to our NEOs. The performance-based awards were expected to vest and no longer be subject to forfeiture at the target level when granted. For 2009, all common share awards issued to the NEOs were time-based and amounts included in the above table are the maximum earnable under the award. Please see the “Grants of Plan-Based Awards for 2011” table for more information regarding the restricted common share awards granted in 2011.

(2)	The amount shown for each NEO in the “Non-Equity Incentive Plan Compensation” column is attributable to an annual incentive award earned under the AIP in the fiscal year listed.

(3)	The amounts shown for 2011 in the “All Other Compensation” column are comprised of the following:

	Auto Allowance	401(k) Match	Group Term Life Insurance	Club Dues	Health Insurance Premium	Life Insurance	Gross-Up on Life Insurance	Healthcare Costs	Gross-Up on Healthcare Costs	Total
Mr. Corey	$14,400	$7,350	$7,524	$5,602	$1,837	$14,056	$9,900	$8,379	$5,901	$74,949
Mr. Strickler	9,000	7,350	5,267	5,000	5,185	-	-	-	-	31,801
Mr. Beaver	14,400	7,350	1,032	-	2,532	-	-	-	-	25,314
Mr. Tervalon	-	7,350	994	6,971	6,255	-	-	-	-	21,570
Mr. Sloan	-	7,350	1,032	-	1,837	-	-	-	-	10,219

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Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units(#)(3)	Awards ($)(4)
John C. Corey	2/14/2011	$297,500	$595,000	$1,190,000	24,800	49,600	74,400	74,400	$2,088,904
George E. Strickler	2/14/2011	107,310	214,620	429,240	9,200	18,400	27,600	27,600	774,916
Thomas A. Beaver	2/14/2011	64,575	129,150	258,300	4,100	8,200	12,300	12,200	343,764
Mark J. Tervalon	2/14/2011	67,658	135,315	270,630	4,800	9,600	14,400	14,300	402,725
Michael D. Sloan	2/14/2011	52,650	105,300	210,600	3,300	6,600	9,900	9,900	277,959

(1)	The amounts shown reflect awards granted under our 2011 AIP. In December 2010, the Compensation Committee approved the 2011 target AIP awards expressed as a percentage of the executive officer’s 2011 approved base salary, and Company performance measures for the purpose of determining the amount paid out under the AIP for each executive officer for the year ended December 31, 2011. Please see Compensation Discussion and Analysis – Annual Incentive Awards for more information regarding the Company’s 2011 awards and performance measures.

(2)	The amounts shown reflect grants of performance-based restricted common shares made under our LTIP on February 14, 2011. The amount of these shares that vest and are no longer subject to forfeiture will be determined on the third anniversary of the date of grant (assuming the grantee is still employed on that date) based on our total shareholder return compared to that of a defined peer group for 50% of the awards and based on our EPS performance for the remaining 50% of the awards.

(3)	The amounts shown reflect grants of time-based restricted common shares under our LTIP. These shares were granted on February 14, 2011 and will vest and no longer be subject to forfeiture on the third anniversary of the date of grant (assuming the grantee is still employed on that date).

(4)	The amounts included in “Fair Value of Awards” column represent the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

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Outstanding Equity Awards at Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

John C. Corey	10,000	$15.725	5/10/2014	170,040	(2)	$1,433,437	98,550	(5)	$830,777
				121,600	(3)	1,025,088	83,850	(6)	706,856
				74,400	(4)	627,192	74,400	(7)	627,192

George E. Strickler	-	-	-	49,110	(2)	413,997	32,850	(5)	276,926
				40,600	(3)	342,258	28,050	(6)	236,462
				27,600	(4)	232,668	27,600	(7)	232,668

Thomas A. Beaver	20,000	10.385	2/4/2013	23,600	(2)	198,948	18,150	(5)	153,005
				22,400	(3)	188,832	15,450	(6)	130,244
				12,200	(4)	102,846	12,300	(7)	103,690

Mark J. Tervalon	4,000	10.385	2/4/2013	29,660	(2)	250,034	22,050	(5)	185,882
				27,200	(3)	229,296	18,750	(6)	158,063
				14,300	(4)	120,549	14,400	(7)	121,392

Michael D. Sloan	-	-	-	12,720	(2)	107,230	12,600	(5)	106,218
				15,600	(3)	131,508	10,800	(6)	91,044
				9,900	(4)	83,457	9,900	(7)	83,458

(1)	Based on the closing price of our common shares on December 31, 2011 ($8.43), as reported on the New York Stock Exchange.
(2)	These time-based restricted common shares vested on March 8, 2012.
(3)	These time-based restricted common shares vest on February 14, 2013.
(4)	These time-based restricted common shares vest on February 14, 2014.
(5)	These performance-based restricted common shares are scheduled to vest on February 14, 2013 subject to achievement of specified financial performance metrics.
(6)	These phantom shares are scheduled to vest on February 14, 2013 subject to achievement of specified financial performance metrics.
(7)	These performance-based restricted common shares are scheduled to vest on February 14, 2014 subject to achievement of specified financial performance metrics.

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Option Exercises and Stock Vested

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John C. Corey	58,400	$892,644
George E. Strickler	16,900	258,317
Thomas A. Beaver	8,100	123,809
Mark J. Tervalon	10,200	155,907
Michael D. Sloan	4,400	67,254

(1)	The number of shares includes time-based restricted shares from the 2008 restricted share grant that vested and were no longer subject to forfeiture on March 2, 2011. The value realized on vesting was based on the average of the high and low market value as recorded on the date of vesting, March 2, 2011.

Potential Change in Control and Other Post-Employment Payments

In December 2011, we entered into a 2011 Amended and Restated Change in Control Agreement (the “CIC Agreement”) with each NEO and certain other senior management employees. Our change in control agreements were designed to provide for continuity of management in the event of change in control of the Company. We think it is important for our executives to be able to react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe our arrangements are consistent with market practice. For our NEOs, we set the level of benefits, as described below, to remain competitive with our select peer group. All payments under the CIC Agreement are conditioned on a non-compete, non-solicitation and non-disparagement agreement. The CIC Agreements replaced and superseded change in control agreements we previously entered into with these employees.

We believe that the CIC Agreements should compensate executives displaced by a change in control and not serve as an incentive to increase personal wealth. Therefore, our CIC Agreements are “double trigger” arrangements. In order for the executives to receive the payments and benefits set forth in the agreement, both of the following must occur:

•	a change in control of the Company; and

•	a triggering event:
•	the Company separates NEO from service, other than in the case of a termination for cause, within two years of the change in control; or
•	NEO separates from service for good reason (defined as material reduction in NEO’s title, responsibilities, power or authority, or assignment of duties that are materially inconsistent to previous duties, or material reduction in NEO’s compensation and benefits, or require NEO to work from any location more than 100 miles from previous location) within two years of the change in control.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to our CEO and CFO:

•	three times the greater of the CEO or CFO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;

•	three times the greater of the CEO or CFO’s maximum annual incentive compensation he would have been entitled to at the time of a triggering event or at the occurrence of a change in control, in each case based upon the assumption that personal and company targets or performance goals were achieved in that year at the maximum level;

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•	an amount equal to the pro rata amount of annual incentive compensation the CEO or CFO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and

•	continued life and health insurance benefits for twenty-four months following termination.

If the events listed above occur and the executive delivers a release to the Company, we will be obligated to provide the following to our other NEOs:

•	two times the greater of the NEO’s annual base salary at the time of a triggering event or at the time of the occurrence of a change in control;
•	two times the greater of the NEO’s average annual incentive award over the last three completed fiscal years or the last five completed fiscal years;
•	an amount equal to the pro rata amount of annual incentive compensation the NEO would have been entitled to at the time of a triggering event calculated based on the performance goals that were achieved in the year in which the triggering event occurred; and
•	continued life and health insurance benefits for twenty-four months following termination.

Upon a change in control as defined in our LTIP, the restricted common shares included on the “Outstanding Equity Awards at Year-End” table that are not performance-based vest and are no longer subject to forfeiture; the performance-based restricted common shares included on the “Outstanding Equity Awards at Year End” table vest and are no longer subject to forfeiture based on target achievement levels.

In October 2009, we adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”). The named executive officers covered under the Severance Plan include Mr. Strickler, Mr. Tervalon, Mr. Beaver and Mr. Sloan. If we terminate a covered executive without cause, we will be obligated under the Severance Plan to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time. Mr. Corey’s severance protection is provided in his employment agreement as described above.

No severance is payable if the NEO’s employment is terminated for “cause,” if they resign, or upon death.

26

Value of Payment Presuming Hypothetical December 31, 2011 Termination Date

Upon resignation, no payments are due to any NEO in the table below. Assuming the events described in the table below occurred on December 31, 2011, each NEO would be eligible for the following payments and benefits:

	Termination Without Cause	Non- Termination Change in Control	Change in Control and NEO Resigns for Good Reason or is Terminated Without Cause	Disability	Death
John C. Corey
Base Salary	$1,400,000	$-	$2,100,000	$175,000	$-
Annual Incentive Award	-	-	3,570,000	-	-
Long-term Incentive Award	740,093	783,628	783,628	740,093	740,093
Unvested and Accelerated Restricted Common Shares	2,177,410	3,085,717	3,085,717	2,257,048	2,257,048
Unvested and Accelerated Performance Common Shares	823,607	1,443,216	1,443,216	762,634	762,634
Health & Welfare Benefits	61,075	-	61,075	-	-
Total	$5,202,185	$5,312,561	$11,043,636	$3,934,775	$3,759,775

George E. Strickler
Base Salary	$536,250	$-	$1,072,500	$-	$-
Annual Incentive Award	-	-	1,287,720	-	-
Long-term Incentive Award	213,733	226,306	226,306	213,733	213,733
Unvested and Accelerated Restricted Common Shares	672,765	988,923	988,923	695,770	695,770
Unvested and Accelerated Performance Common Shares	281,769	497,370	497,370	259,152	259,152
Health & Welfare Benefits	21,517	-	28,689	-	-
Total	$1,726,034	$1,712,599	$4,101,508	$1,168,655	$1,168,655

Thomas A. Beaver
Base Salary	$287,000	$-	$574,000	$-	$-
Annual Incentive Award	-	-	279,995	-	-
Long-term Incentive Award	102,690	108,731	108,731	102,690	102,690
Unvested and Accelerated Restricted Common Shares	335,902	490,626	490,626	346,965	346,965
Unvested and Accelerated Performance Common Shares	148,246	257,958	257,958	138,182	138,182
Health & Welfare Benefits	7,451	-	14,901	-	-
Total	$881,289	$857,315	$1,726,211	$587,837	$587,837

Mark J. Tervalon
Base Salary	$300,700	$-	$601,400	$-	$-
Annual Incentive Award	-	-	245,816	-	-
Long-term Incentive Award	129,114	136,709	136,709	129,114	129,114
Unvested and Accelerated Restricted Common Shares	414,604	599,879	599,879	428,504	428,504
Unvested and Accelerated Performance Common Shares	178,712	310,224	310,224	166,914	166,914
Health & Welfare Benefits	14,121	-	28,242	-	-
Total	$1,037,251	$1,046,812	$1,922,270	$724,532	$724,532

Michael D. Sloan
Base Salary	$234,000	$-	$468,000	$-	$-
Annual Incentive Award	-	-	159,420	-	-
Long-term Incentive Award	55,374	58,631	58,631	55,374	55,374
Unvested and Accelerated Restricted Common Shares	207,800	322,195	322,195	213,764	213,764
Unvested and Accelerated Performance Common Shares	106,521	187,146	187,146	98,420	98,420
Health & Welfare Benefits	15,435	-	30,870	-	-
Total	$619,130	$567,972	$1,226,262	$367,558	$367,558

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DIRECTORS’ COMPENSATION

Cash Compensation

In February 2011, the Board approved that each non-employee director of the Company receive an annual retainer of $70,000, for serving as our director and attending Board and Committee meetings. The non-executive Chairman receives twice the annual retainer of the other directors. The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee chairperson receives additional compensation of $10,000, $7,500, and $5,000, respectively, per year. Prior to February 2011, directors received a retainer of $35,000 per year and meeting fees of $1,500 per in-person and $750 per telephonic meeting for Board meetings and $1,000 per in-person and $500 per telephonic meeting for Committee meetings. Also, the Compensation Committee chairperson received additional compensation of $5,000. We reimburse out-of-pocket expenses incurred by all directors in connection with attending Board and Committee meetings.

Equity Compensation

Pursuant to the Directors’ Restricted Shares Plan, non-employee directors are eligible to receive awards of restricted common shares. In 2011, Mr. Lasky, as Chairman of the Board, was granted 7,600 restricted common shares and all other directors were granted 3,800 restricted common shares. The restrictions for those common shares lapsed on February 15, 2012.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Jeffrey P. Draime	$66,625	$60,040	$126,665
Douglas C. Jacobs	78,125	60,040	138,165
Ira C. Kaplan	67,125	60,040	127,165
Kim Korth	73,813	60,040	133,853
William M. Lasky	138,750	120,080	258,830
Paul J. Schlather	67,125	60,040	127,165

(1)	The amounts included in the “Stock Awards” column represent fair value at grant date of restricted common share awards to directors, computed in accordance with FASB ASC Topic 718. For a discussion of the valuation assumptions, see Note 7 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

28

OTHER INFORMATION

Shareholder’s Proposals for 2012 Annual Meeting of Shareholders

Proposals of shareholders intended to be presented, pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”), at our 2013 Annual Meeting of Shareholders must be received by the Company at Stoneridge, Inc., 9400 East Market Street, Warren, Ohio 44484, on or before December 13, 2012, for inclusion in our proxy statement and form of proxy relating to the 2013 Annual Meeting of Shareholders. In order for a shareholder’s proposal outside of Rule 14a-8 under the Exchange Act to be considered timely within the meaning of Rule 14a-4(c) of the Exchange Act, such proposal must be received by the Company at the address listed in the immediately preceding sentence not later than February 24, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and owners of more than 10% of our common shares, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of our common shares and other equity securities. Executive officers, directors and owners of more than 10% of the common shares are required by SEC regulations to furnish us with copies of all forms they file pursuant to Section 16(a).

To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2011, all Section 16(a) filing requirements applicable to our executive officers, directors and more than 10% beneficial owners were complied with, except Mr. Corey, Mr. Strickler, Mr. Beaver, Mr. Tervalon and Mr. Sloan each filed late one Form 4 related to one transaction.

Other Matters

If the enclosed proxy is executed and returned to us via mail, telephone or Internet, the persons named in it will vote the common shares represented by that proxy at the meeting. The form of proxy permits specification of a vote for the election of directors as set forth under “Election of Directors” above, the withholding of authority to vote in the election of directors, or the withholding of authority to vote for one or more specified nominees. When a choice has been specified in the proxy, the common shares represented will be voted in accordance with that specification. If no specification is made, those common shares will be voted at the meeting to elect directors as set forth under “Election of Directors” above, and FOR the proposals (i) to ratify the appointment of Ernst & Young as our independent auditors for the year ending December 31, 2012; and (ii) to approve of the advisory resolution on executive compensation.

Director nominees who receive the greatest number of affirmative votes will be elected directors. Broker non-votes and abstaining votes will be counted as “present” for purposes of determining whether a quorum has been achieved at the meeting, but will not be counted in favor of or against any nominee. The voting standards for each of the other known matters to be considered at the meeting are set forth within the above proposals. All other matters to be considered at the meeting require for approval the favorable vote of a majority of the shares entitled to vote and represented at the meeting in person or by proxy.

The holders of shares of a majority of the common shares outstanding on the record date, present in person or by proxy, shall constitute a quorum for the transaction of business to be considered at the Annual Meeting of Shareholders.

If any other matter properly comes before the meeting, the persons named in the proxy will vote thereon in accordance with their judgment. We do not know of any other matter that may be presented for action at the meeting and we have not received any timely notice that any of our shareholders intend to present a proposal at the meeting.

By order of the Board of Directors,

ROBERT M. LOESCH,
Dated: April 11, 2012	Secretary

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Stoneridge

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on May 7, 2012.

Vote by Internet

- Go to **www.envisionreports.com/SRI**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Proxies will vote as specified below, or if a choice is not specified, they will vote FOR the nominees listed in proposal 1 and FOR proposals 2 and 3.

1. Election of Directors: 01 - John C. Corey, 02 - Jeffrey P. Draime, 03 - Douglas C. Jacobs, 04 - Ira C. Kaplan, 05 - Kim Korth, 06 - William M. Lasky, 07 - Paul J. Schlather

+

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07
☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. Ratification of Ernst & Young LLP:	☐	☐	☐
3. Advisory resolution to approve the Company's executive compensation.	☐	☐	☐

4. On such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon, indicating, where proper, official position or representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

+

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Stoneridge

Proxy — STONERIDGE, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints John C. Corey, George E. Strickler and William M. Lasky, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders of Stoneridge, Inc., to be held at the Cleveland Airport Marriott Hotel, 4277 West 150th Street, Cleveland, Ohio 44135, on Monday, May 7, 2012, at 11:00 a.m. Eastern Time, or any adjournment thereof, and to vote the number of common shares of Stoneridge, Inc. which the undersigned would be entitled to vote, and with all power the undersigned would possess if personally present.

Receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 11, 2012 is hereby acknowledged.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE